Exhibit 99.1

FOR IMMEDIATE RELEASE

Halozyme Therapeutics, Inc. Announces Pricing of Private Offering of

$400 Million of Convertible Senior Notes due 2024

SAN DIEGO, CA (November 13, 2019) — Halozyme Therapeutics, Inc. (NASDAQ: HALO) (the “Company”), a biotechnology company focused on novel biological and drug delivery approaches, today announced the pricing of $400.0 million aggregate principal amount of its convertible senior notes due 2024 (the “Convertible Notes”). The Convertible Notes are being offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company granted an option to the initial purchasers to purchase up to an additional $60.0 million aggregate principal amount of Convertible Notes.

The Convertible Notes will be senior, unsecured, obligations of the Company and will pay interest semi-annually in arrears at an annual rate of 1.25% and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 41.9208 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $23.85 per share of the Company’s common stock, representing an initial conversion premium of approximately 35.0% above the closing price of $17.67 per share of the Company’s common stock on November 13, 2019). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Holders of the Convertible Notes will have the right to require the Company to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change (as defined in the indenture governing the Convertible Notes) at a cash repurchase price of 100% of their principal amount plus any accrued and unpaid interest. The Convertible Notes will mature on December 1, 2024, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding June 1, 2024, the Convertible Notes will be convertible only upon the satisfaction of certain conditions and during certain periods, and on and after June 1, 2024, at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date regardless of these conditions. The Company expects to close the offering on November 18, 2019, subject to the satisfaction of various customary closing conditions.

The Company will receive net proceeds from the offering of approximately $388.5 million (or approximately $446.9 million if the initial purchasers exercise their option to purchase additional Convertible Notes in full). The Company plans to use up to $200.0 million of the net proceeds from the offering to repurchase shares of the Company’s common stock, including up to approximately $143.1 million to repurchase approximately 8.1 million shares of its common stock concurrently with the offering in privately negotiated transactions effected through one or more of the initial purchasers or an affiliate thereof.

The Company intends to use approximately $26.1 million of the net proceeds from the offering to repay all outstanding amounts under its loan agreement with Oxford Finance and Silicon Valley Bank and the remainder of the net proceeds for general corporate purposes, including additional share repurchases subsequent to the offering and working capital. If the initial purchasers exercise their option to purchase additional Convertible Notes, the Company intends to use net proceeds from the sale of additional Convertible Notes for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of these securities will be made only by means of a private offering memorandum.

The offer and sale of the Convertible Notes and the shares of common stock issuable upon conversion of the Convertible Notes, if any, have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and the Convertible Notes and such shares may not be offered or sold absent registration or an applicable exemption from registration requirements, or in a transaction not subject to, such registration requirements.

Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, the Company is under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. With respect to the planned offering, such uncertainties and circumstances include whether the Company will consummate the offering; and the use of the net proceeds from the offering. Various factors could also adversely affect the Company’s operations, business or financial results in the future and cause the Company’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, each of which is filed with the Securities and Exchange Commission.

About Halozyme Therapeutics, Inc.

Halozyme Therapeutics is a biotechnology company focused on novel biological and drug delivery approaches. Halozyme’s proprietary enzyme rHuPH20 is used to facilitate the delivery of injected drugs and fluids and potentially reduce the treatment burden of other drugs to patients. Halozyme has licensed its rHuPH20 technology, called ENHANZE®, to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego.